EXHIBIT 10.2.8

***Informal Translation - For Information Purposes Only***

Paris, 31 August 2005

Re: APPENDIX

THE UNDERSIGNED,

•                  Samsonite: a company with limited liability (société par actions simplifiée), with a share capital of EUR 720,000, having its registered office at 27, rue de la Rochefoucauld, 75009 Paris, registered with the commercial register of Paris under number 652 024 159 RCS Paris, duly represented by Mr Marc Matton, in his capacity of chairman;

•                  Samsonite Europe NV : a Belgian company, with a share capital of EUR 3,665,105.76, having its registered office at Westerring 17, 9700 Oudenaarde (Belgium), registered with the commercial register of Oudenaarde under number 16.079, represented by Mr Marc Matton, duly authorised by a meeting of the board of directors dated 18 July 2005;

•                  Artois Plasturgie : a company with limited liability, with a share capital of EUR 37,000, having its registered office at 128, Boulevard Haussmann, 75008 Paris, registered with the commercial register of Paris under number 483 173 308 RCS Paris, duly represented by Mr Marc Matton, in his capacity of chairman;

•                  HB Group : a limited liability Luxembourg company, with a share capital of EUR 31,000, having its registered office at rue de l’industrie, L-3895 FOETZ, Luxembourg, and registered with the commercial register of Luxembourg under number B 109972, represented by Mr Marc Matton, in his capacity of director, duly authorised by a meeting of the board of directors dated 26 August 2005 to represent the company,

(hereinafter referred to as the « Parties »)

have entered into a transfer agreement for the shares in Artois Plasturgie resulting in the take-over of the Hénin Beaumont industriel site on 29 July 2005 (the « Agreement »).

Pursuant to the Agreement, it is envisaged that the conditions precedent shall be complied with and that documents shall be exchanged.

Since the signing of the Agreement, certain events have occurred which have made it necessary for the Parties to make certain amendments to the Agreement.

Consequently, the Parties agree to modify and amend the Agreement in accordance with the following terms and conditions, it being understood that the other terms and conditions of the Agreement remain unchanged and in full force and effect.

THE PARTIES HAVE AGREED AS FOLLOWS:

1.              Definitions :

1.1.          The following defined terms of the Agreement are amended:

The definition « Bank Account of the Company» is amended as follows:

« the bank account n°                         held by the Company with the bank named Banque de l’Economie. »

The definition « Bank Account of the Transferor» is amended as follows:

« the bank account n°                         held by the Transferor with the bank named Banque de l’Economie. »

The definition « Bank Account of the Vendor» is amended as follows:

« the bank account n°                         held by the Vendor with the bank named Banque de l’Economie.»

The definition « Bank Garantee» is amended as follows:

« The bank guarantee on first demand issued by the bank named Banque de l’Economie to the benefit of the Transferor and the Vendor on the Effective Date, a draft copy of which is attached hereto as Annex 5.2(b)(ii). »

The definition « Security Interests and Guarantees» is amended as follows:

« The Stock Pledge Agreement and the Bank Guarantee. »

The definition of « Escrow Account» is deleted.

1.2.          Article 5.2 (a) (iv):

As regards the Financial Aid, it is made clear that the aggregate amount of the latter, after adjustments, amounts to EUR 9,228.994.

1.3.          Article 6.1 (vi) is amended as follows:

The expression « subject to the completion of the transfer of the Shares» is deleted. Article 6.1 (vi) shall read as follows:

• « Noting the dismissal of Mr Marc Matton in his capacity as chairman of the Company as of the point in time when the general shareholders’ meeting approves the partial contribution mentioned in Article 5.1 hereof and appointing as new chairman Mr Jean-Jacques AUREL, born on 12 June 1945 in Paris (14th), France, French nationality, domiciled at 88 rue Michel Ange, 75016 Paris, France»

• «Deciding to modify the company name of the Company which shall become « Energy Plast ».

1.4.          Article 6.1 (xv) is amended as follows:

« (xv)                 an original copy of the affirmative deed of transfer of Debt; ».

1.5.          Article 10.10 paragraph 2 is amended a s follows:

« The Purchaser is not allowed to transfer the Shares and the business as long as the Purchaser or the Company is a debtor of any obligation under the Agreement or any Related Agreement, until the Company and the Purchaser have fulfilled their obligations under the Agreement and the Related Agreements.».

1.6.          Annex 5.2 (a) (iii) is amended as follows:

Annex 5.2 (a) (iii)    « Support Agreement».

1.7.          Paragraph 3 of article 7.3 is amended as follows:

« In any event, the Company undertakes to settle by means of remittance an amount of EUR 276,634.35, corresponding to the amount of VAT relating to the invoice issued by the Vendor on 1 September 2005, and to settle any undisputed part of the invoice, which the Purchaser guarantees during a maximum period of 24 months from the Effective Date.  Any breach by the Company of an obligation under this Agreement or any Related Agreement shall result in the loss of the abovementioned term, up to the amount of the damage suffered by the Joint Creditors (as defined in article 2 of the Indemnity Agreement). »

The following paragraph is added to article 7.3 as a final paragraph:

« The Site contains Products that are not compatible with the inventory established between the parties, consisting of finished products located in the showroom and the room to sell products to employees, having an agreed estimated value of EUR 18,000 C.O.S; On the date of this letter, the Company acquires such Products for a price of EUR 10,000 TTC, and undertakes to sell these Products only to the employees at the Site and their family. The aforementioned amount of EUR 10,000 will be paid in cash by the Company to Samsonite by means of remittance at the same time as the VAT is paid as stipulated above. »

2.              Expenses and fees

Samsonite undertakes to discharge the total amount of expenses and fees relating to the incorporation of Artois Plasturgie and the partial contribution of assets effected on the date hereof for an estimated amount of EUR 2,645 (taxes excluded), without any recourse against Artois Plasturgie or HB Group.

3.              Realisation of the conditions

The Parties note that the conditions precedent listed in article 5.2 are satisfied, that the delivery of documents as mentioned in article 6 has been effected, and consequently that the Agreement, as amended pursuant to this appendix, is in full force and effect, including the full effect of the transfers envisaged in the Agreement.

4.              Interpretation

To the extent necessary, it is made clear that the expressions « products » and « sub-assemblies » of paragraph 4 of article 3, title « subsidy » of the Financial Aid Agreement mean the Products and Sub-Assemblies as defined in the Product Manufacturing Agreement.

Made in Paris, on 31 August 2005,

In 4 copies

Samsonite	Samsonite Europe NV

Artois Plasturgie	HB Group